Exhibit 99

           Press Release                                   FOR IMMEDIATE RELEASE
                                                           ---------------------
                                                   Contact:  Kurt D. Rosenberger
                                                          Phone:  (812) 829-2095


                        HOME FINANCIAL BANCORP ANNOUNCES
                      AGREEMENT TO REPURCHASE COMMON STOCK

         Spencer, Indiana - (February 15, 2001) Home Financial Bancorp (the "Corporation") (Nasdaq: HWEN), an Indiana corporation which is the holding company for Owen Community Bank, s.b. (the "Bank") based in Spencer, Indiana, announced today that it has entered into an agreement to acquire 338,650 of its outstanding shares of common stock in an unsolicited privately negotiated transaction.

         The Corporation was contacted last week by two affiliated shareholders owning 19.9% of its outstanding shares, who offered their entire position to the Corporation. The Corporation has agreed to acquire the shares at an average price of $5.50 per share, or $1,862,575 in the aggregate, subject to obtaining necessary regulatory approvals. To make this purchase, the Bank intends to seek Office of Thrift Supervision (the "OTS") approval of a cash dividend to the Corporation in an amount equal to $2,212,575. Of that amount, $1,800,000 will be provided by Federal Home Loan Bank borrowings and the balance will be paid from the Bank's cash on hand. The Bank will remain well-capitalized following the proposed dividend. The Corporation anticipates closing the stock repurchase within 30 days, subject to receipt of the necessary approval of the OTS.

         The Corporation's Board of Directors unanimously approved this stock repurchase, concluding that it is in the best interests of the Corporation and its shareholders for a number of reasons. The Corporation has authorized three stock repurchase programs since the Bank's conversion to stock form in 1996. This private purchase of shares is a continuation of that program and has similar goals. The Board believes that the repurchase has the potential for increasing the Corporation's net income per share and return on equity, although it will decrease temporarily the Corporation's book value per share.

         The stock repurchase will reduce the Corporation's shareholders' equity by $1,862,575. Assuming the stock purchase had occurred on July 1, 2000, the pro forma book value per share as of December 31, 2000 would have been $4.15 per share compared to the previously reported $4.43 book value per share. This reduction in book value per share would be expected to be recovered by the Corporation in approximately four fiscal quarters of earnings, assuming earnings are achieved at the same rate as in the first six months of this fiscal year.

         Had the stock purchase occurred on July 1, 2000, pro forma net income per share for the six months ended December 31, 2000 would have increased to $0.15 from the previously reported $0.14 per share, and the pro forma annualized return on equity would have increased to 7.0% from 6.0%. The Corporation also believes that its ability to increase dividends per share will be enhanced following the repurchase of the shares.

         The stock purchase will also eliminate a large concentration of stock ownership and voting power that presently resides in two shareholders and has caused a degree of uncertainty concerning the Corporation's future direction and management. The accumulation of this block of stock by these two shareholders has required the Corporation to declare stock splits in order to remain listed on NASDAQ. Moreover, this concentration of ownership violates certain restrictions in the Corporation's Articles of Incorporation resulting in the disenfranchisement of shares held by these two shareholders in excess of 10% of the Corporation's outstanding shares.

         "The opportunity to purchase a significant amount of shares outstanding at what we consider to be a very attractive price was an opportunity too good to refuse," stated Kurt J. Meier, President of the Corporation.

         Certain information in this press release may constitute forward-looking information that involves risks and uncertainties that could cause actual results to differ materially from those estimated. Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors which could cause actual results to differ materially from those estimated. These factors include, but are not limited to, changes in general economic and market conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, demand for loan and deposit products and the development of an interest rate environment that adversely affects the interest rate spread or other income from the Corporation's investments and operations.

         Home Financial Bancorp and Owen Community Bank, s.b., an FDIC-insured, federal stock savings bank, operate from headquarters in Spencer, Indiana, and a branch office in Cloverdale, Indiana.